Exhibit 16

EXECUTION VERSION

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of January 6, 2014 by and among NCI Building Systems, Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A to this Agreement (collectively, the “Investors”).

Background

A. The Investors own an aggregate of 54,136,817 shares of the Company’s common stock, $0.01 par value per share ( “Common Stock”), and have agreed to transfer a portion of those shares to the Company on the terms and conditions set forth in this Agreement;

B. The Investors and the Company are commencing, on the date hereof, an underwritten public offering (the “Public Offering”) of certain shares of Common Stock held by the Investors (the “Underwritten Shares”); and

C. The Company has proposed to repurchase an aggregate of 1,150,000 shares of Common Stock (the “Repurchase Shares”) at the price per share to the public in the Public Offering (the “Purchase Price”) upon the terms and conditions provided in this Agreement (the “Repurchase”).

D. The Investors and the Company desire to condition the Repurchase on the closing of the Public Offering.

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

(a) Each Investor hereby agrees, severally and not jointly, to transfer, assign, sell, and convey 100% of its right, title, and interest in and to the number of Repurchase Shares set forth opposite such Investor’s name on Schedule A, subject to adjustment as provided in paragraph 4.

(b) The obligations of the Company to purchase the Repurchase Shares shall be subject to the closing of the Public Offering pursuant to an underwriting agreement by and among the Company, the Investors and the underwriters named therein (the “Underwriting Agreement”).

(c) The closing of the sale of the Repurchase Shares (the “Closing”), as applicable, shall take place upon the same day as the closing of the sale of the Underwritten Shares at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, or at such other time and place as may be agreed upon by the Company and Investors holding a majority of the aggregate number of Repurchase Shares. At the Closing, each Investor shall deliver to the Company or as instructed by the Company duly executed stock powers relating to those Repurchase Shares being sold by such Investor, and the Company agrees to deliver to each Investor by wire transfer in accordance with written instructions to be provided by the Investors prior to the Closing of immediately available funds the Purchase Price multiplied by the number of Repurchase Shares being sold by such Investor.

(d) The Investors each agree to pay all stamp, stock transfer and similar duties, if any, in connection with the Repurchase.

(e) The Company shall be entitled to deduct and withhold from payments of the Purchase Price any amount required to be so deducted or withheld pursuant to the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations thereunder.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Investors that:

(a) The Company is a corporation duly organized and existing under the laws of the State of Delaware.

(b) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and this Agreement has been duly authorized, executed and delivered by the Company;

(c) This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the subsidiaries of the Company listed on Schedule B (such subsidiaries, the “Designated Subsidiaries”) is a party or by which the Company or any of the Designated Subsidiaries is bound or to which any of the property or assets of the Company or any of the Designated Subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, as applicable, of the Company or the Designated Subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Designated Subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not reasonably be expected to have a Material Adverse Effect;

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3. Representations of the Investors. In connection with the transactions contemplated hereby, each Investor severally and not jointly represents and warrants to the Company that:

(a) All consents, approvals, authorizations, orders or filings necessary for the execution and delivery by such Investor of this Agreement and for the sale and delivery of the Repurchase Shares to be sold by such Investor hereunder, have been obtained, or will be obtained prior to the delivery of the Repurchase Shares; and such Investor has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Investor hereunder, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Investors’ obligations hereunder;

(b) This Agreement constitutes a valid and binding agreement of such Investor, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The sale of the Repurchase Shares to be sold by such Investor hereunder and the compliance by such Investor with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (ii) nor will such action result in any violation of the provisions of (a) any organizational or similar documents pursuant to which such Investor was formed or (b) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Investor or the property of such Investor; except in the case of clause (i) or clause (ii)(b), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of such Investor’s obligations hereunder.

(d) As of the date hereof and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing, such Investor will be the beneficial or record holder of the Repurchase Shares with full dispositive power thereover, and holds, and will hold, such Repurchase Shares free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Repurchase Shares and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), the Company will acquire a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Repurchase Shares purchased by the Company, and no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.

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(e) The Investors have received all of the information that they consider necessary or appropriate for deciding whether to sell the Repurchase Shares and have had the opportunity to ask questions and receive answers from the Company.

(f) The Investors have had the opportunity to discuss with their tax advisors the consequences of the Repurchase.

4. Termination.

(a) This Agreement may be terminated with respect to any Investor at any time by the mutual written, consent of the Company and such Investor. Furthermore, this Agreement shall automatically terminate and be of no further force and effect, in the event that, the conditions in paragraph 1(b) of this Agreement have not been satisfied within 15 business days after the date hereof.

(b) In the event that this Agreement is terminated as to any Investor or any Investor defaults on the obligations of such Investor under paragraph 1 (a “Defaulting Investor”), the number of Repurchase Shares being sold to the Company by each remaining Investor shall remain equal to the number of Repurchase Shares set forth opposite the name of such remaining Investor on Schedule A.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications will be sent, in the case of the Investors, to the addresses set forth on the signature pages to this Agreement and, in the case of the Company, to the address indicated below:

To the Company:

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: Todd R. Moore

Email Address: trmoore@ncigroup.com

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Steven J. Slutzky
Email Address: sjslutzky@debevoise.com

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or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Investors and the Company and their respective successors and assigns.

(f) Governing Law. The Agreement will be governed by and construed in accordance with the laws of the State of New York.

(g) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and each Investor.

(i) Further Assurances. Each of the Company and the Investors shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

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(j) Expenses. Each of the Company and the Investors shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(k) Interpretation. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

[Signatures appear on following pages.]

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

NCI BUILDING SYSTEMS, INC.

By:	/s/ Mark. E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President, Chief Financial Officer & Treasurer

Investors:

CLAYTON, DUBILIER & RICE
FUND VIII, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer & Assistant Secretary

CD&R FRIENDS & FAMILY
FUND VIII, L.P.

By:	CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President, Treasurer & Assistant Secretary

Address for Notices:

Clayton, Dubilier & Rice Fund VIII, L.P.
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue
New York, New York 10152
Attention: Theresa A. Gore

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Andrew L. Bab, Esq.

[Signature Page to Stock Repurchase Agreement]

SCHEDULE A

Investor	Repurchase Shares
Clayton, Dubilier & Rice Fund VIII, L.P.	1,147,128
CD&R Friends & Family Fund VIII, L.P.	2,872
Total	1,150,000

SCHEDULE B

NCI Group, Inc.

Robertson-Ceco II Corporation